Exhibit 4.23

MANNING AGREEMENT

BETWEEN

HOEGH LNG COLOMBIA SAS

AND

HÖEGH FLEET SERVICES PHILIPPINES INC.

THIS AGREEMENT (hereinafter called this/the Agreement) is entered and is valid as of 1st September 2016.

THIS AGREEMENT IS ENTERED BETWEEN:

HOEGH LNG COLOMBIA SAS, whose registered address is:

Av Calle 82 # 10 - 62 Piso 5, Bogota, D.C. (hereinafter called the Principal)

HOEGH FLEET SERVICES PHILIPPINES, INC. whose registered office is:

7th Floor, V-Corporate Centre 125 L.P. Leviste St., Salcedo Village, Makati City 1227,

Philippines (hereinafter called the Manning Agent).

The Principal and the Manning Agent are each a Party and jointly the Parties.

IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

2	MANNING AGREEMENT BETWEEN HOEGH LNG COLOMBIA AND HÖEGH FLEET SERVICES PHILS – 1ST September 2016

1	APPOINTMENT AND TERMS

1.1	APPOINTMENT

The Principal hereby appoints the Manning Agent as the Filipino Manning agent for its LNG vessel/FSRU “HOEGH GRACE” (the Vessel) located in Cartagena Bay, Colombia and such other vessel/s that will be under ownership or management of the Principal whereby the Manning Agent will be responsible to recruit the required specialized, expert and qualified Filipino seafarers (Seafarers/Crew) on the terms and conditions further set out herein.

Such appointment of the Manning Agent shall commence and take effect from the date of this Agreement.

1.2	VALIDITY AND TERMINATION

This Agreement shall be in force until such time as it may be determined as a result of either the Principal or the Manning Agent exercising an option as hereby agreed to terminate this Agreement by giving three (3) months written notice to the other party. Termination of this Agreement in any circumstances whatsoever shall not prejudice any claim that the Principal or the Manning Agent may have against each other.

Termination of this Agreement in any circumstances whatsoever shall not affect the continuous service of the Seafarers if the Principal wants them to continue and the Seafarer himself consents to this.

Both Parties acknowledges that the time bar for Filipino Crew claims will according to current Filipino law - be 3 years from the date the cause of action accrued.

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2	SCOPE OF WORK

The Manning Agent, a company with the required expertise, undertakes to provide its professional services to the Principal and to perform the scope of works in an autonomous, independent and self-managed way, as follows:

2.1	SUMMARY

This summary list includes, but is not limited to, arranging and/or assisting as required in:

•	Recruitment; selection, interviews etc., on behalf of the Principal

•	Rotation planning

•	Processing of contracts

•	Arranging visa on behalf of the Principal for Colombia, as required

•	Pre-joining medical certificate

•	Medical assistance to crew when on sick leave

•	Crew claim adjustments

•	Travel

•	Competence development; Training and course administration

•	Emergency preparedness

The Manning Agent shall verify that each one of the Seafarers to be engaged on behalf of the Principal complies with the formal qualifications and other specific criteria required by the Principal.

2.2	RECRUITMENT AND ENGAGEMENT OF SEAFARERS

Due to the special need of the Principal to engage expert and qualified personnel in order to properly operate the Vessel, the Manning Agent shall, on behalf of the Principal as and when requested and in accordance with Seafarer manning complement and pay scales designated by Principal, make every endeavour to recruit and engage suitable, qualified and experienced Seafarers for employment on the Vessels, and shall, on behalf of the Principal, enter into contract of employment, provided always that after such engagement the Manning Agent shall forward to the Principal — if so requested by the Principal, without unreasonable delay, all pertinent records, data and other such documentation relating to the said Seafarers.

2.3	OTHER VESSELS

In the event that the Principal shall request from the Manning Agent suitable, qualified and experienced Seafarers for employment on a Vessel or Vessels other than those Vessels stated in paragraph 1.1, then the Manning Agent shall, on behalf of the Principal, seek to recruit and engage such Seafarers from sources as considered suitable by the Manning Agent.

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2.4	EMPLOYEE OF THE PRINCIPAL

It is furthermore agreed that all Seafarers recruited by the Manning Agent on behalf of the Principal shall without exception become the contractual employees of the Principal with immediate effect upon their engagement by the Manning Agent and shall be engaged and continue to be employed subject always to the current Terms and Conditions of Service of the Principal, as stipulated in the contract of employment, provided always that the Manning Agent may exercise the rights from time to time to negotiate necessary amendments to those said Terms and Conditions of Service which may be considered applicable to Seafarers engaged by the Principal through the agency of the Manning Agent.

It is hereby clearly understood by both Parties to this Agreement that the efficient operation and management of those Vessels manned by Seafarers engaged by the Principal through the agency of the Manning Agent, shall, at all times be the sole responsibility of the Principal, as employer of the Seafarers engaged, and that the Manning Agent shall under no circumstances be expected to exercise control over the operation and management of the Vessels.

2.5	SEAFARERS DISCIPLINE

On board, the Seafarers discipline shall be exercised by the Master, who will be answerable solely to the Principal, the latter’s word being final in any such disciplining. Nevertheless, it is hereby agreed that copies of any reports or notifications submitted by any Master to the Principal alleging breaches of conduct or misdemeanours on the part of Seafarers engaged by the Manning Agent on behalf of the Principal shall be forwarded by the Principal to the Manning Agent for their records.

Dismissal of any Seafarers proved to be guilty of such breaches of conduct or misdemeanours shall, however, be subject at all times to the sole discretion of the Principal.

2.6	SEAFARERS’ TRAVEL AND HOTEL ACCOMMODATION

The Manning Agent shall be responsible, unless otherwise specifically advised by the Principal, for all travel arrangements and bookings of hotel accommodation relating to the despatch of Seafarers engaged by the Manning Agent on behalf of the Principal to their appointed Vessels and their subsequent repatriation.

2.7	SEAFARERS’ RELIEVES

The Manning Agent shall notify the Principal well in advance of any intention on the part of the Manning Agent to relieve serving Seafarers for leave purposes by despatching to their Vessels in their place Seafarer replacements previously engaged by the Manning Agent on behalf of the Principal. Consent to such Seafarer relief arrangement shall not be unreasonably withheld by the Principal, nevertheless, the Manning Agent agree to endeavour to effect such Seafarer relieves at the most practical and convenient moments with regard to Vessel programming and itinerary etc.

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2.8	SEAFARER PROMOTIONS

The Manning Agent shall notify the Principal well in advance of any intention on the part of the Manning Agent to award promotion to any Seafarer previously engaged by the Manning Agent on behalf of the Principal.

The Principal shall approve in advance any promotion of an officer. This obligation is applicable only if such promotion occurs when the Principal have already approved the engagement of the relevant Seafarer to operate the Vessel in Colombia, as from that moment the Principal acts as employer of the Seafarer and, consequently, must be involved in any matter related to the promotion.

2.9	PORT AGENCIES

When the Manning Agent visits Vessels manned by seafarers engaged by the Manning Agent on behalf of the Principal, the Manning Agent shall, at all times, utilise the services of whichever port agents the Principal may choose to designate, it being hereby understood by both Parties that any resulting port and/or agents’ charges or dues will be borne by the Principal and under no circumstances by the Manning Agent.

2.10	COMMUNICATIONS

The Manning Agent shall at all times provide stationeries and maintain efficient communications to carry out the Manning Agents obligations and responsibilities under this Agreement at the Manning Agent’s own expense and maintain links between the Manning Agent’s office and the Principal’s office and, as may be necessary, links between the Manning Agent’s office and the Vessels manned by the Seafarers supplied by the Manning Agent.

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3	MANNING AGENT ATTENDANCE

3.1	VISITS TO VESSELS

The Manning Agent should visit the Vessel(s) upon request from Principal. The cost of the visit(s) will be for the Principal’s account.

3.2	COLLECTIVE BARGAINING AGREEMENT (CBA)

The Manning Agent shall ensure to follow the relevant CBA and other conditions approved by the Principal, and should, for the Principal’s account, assist as required in renewal of the CBA.

3.3	COMPETENCE AND DOCUMENTATION

The Manning Agent should ensure that all Seafarers’ English skills and other competence requirements are in line with the Principal’s quality system.

The Manning Agent is responsible to apply for the Seafarers’ international or Vessel flag competence License and seaman book and other required competence documents for the account of the Principal.

3.4	THE SEAFARERS IDENTITY TO THE PRINCIPAL

The Manning Agent agrees to follow the Principal’s Quality System and endeavour to establish;

•	Seafarers’ company identity to Principal, e.g. the Principal will also be the employer of the seafarer

•	Seafarers rotation schedule on Principal’s vessels

•	Stability in the Principal’s designated pool.

The Manning agent is not allowed to promote or transfer Seafarers in the Principal’s designated pool to other Principal’s without the prior written consent of the Principal, in its condition of employer party.

3.5	COMPETENCE DEVELOPMENT AND CADET TRAINING

The Manning Agent shall support the Principal’s Competence Development policy and be proactive with suggesting relevant training according to the Principal’s Training matrix.

The Manning Agent shall support the Principal’s right to assign cadets as required for training purposes on Principal’s account.

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4	FURTHER INSTRUCTIONS AND PROCEDURES

4.1	ACCESS TO THE PRINCIPALS QUALITY SYSTEM AND FURTHER INSTRUCTIONS

Due to special need of the Principal to engage expert and qualified Seafarers to the proper operation of the Vessel, the Principal will give access for the Manning Agent to relevant parts of the Principal’s quality system.

The Principal will give further instructions and procedures through this access to the quality system or other ways in writing, which has to be followed by the Manning Agent, as it contained relevant information related to the specialized operation conducted by the Principal and its particular requirements. It is understood by the Parties that this information is completely necessary to comply in an appropriate manner with the purpose of this Agreement.

4.2	USE Of THE PRINCIPAL ‘S C E AND AGE SYSTEM

The Manning Agent shall use the Principal’s corporate computerized crew and wage system as per instructions from the Principal.

4.3	EMERGENCY RESPONSE

The Principal shall have a 24 hours and 7 days per week (24/7) telephone response if/when needed in emergency or other urgent situations.

The Principal shall be able to man their office on a 24/7 basis and use all his resources in an emergency situation and where Filipino Seafarers are involved.

Due to the expertise of the Manning Agent, the Manning Agent will be an integrated part of the Principal emergency response organization and will follow the Principals suggestions and recommendations for this purpose.

As part of the purpose of this Agreement, the Manning Agent shall appoint a dedicated place for a next-of-kin meeting place in emergency situations and report this dedicated place to the Principal. The Manning Agent shall allocate resources to man such a meeting place on a 24/7 basis.

Additionally, the Manning Agent shall take part in emergency exercises when required by the Principal. Such exercises shall be for the cost of the Manning Agent. In case where external participants are invited as e.g. media, actors etc., such extra costs will be borne by the Principal.

In a real emergency situation, the Principal will cover all extra out of pocket expenses initially shouldered by the Manning Agent (e.g. next of kin meeting place, food, travels, etc.) and approved by the Principal.

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4.4	DEDICATED CREW MANAGER

The Manning Agent agrees to allocate enough qualified personnel to work for the Principal - and a minimum of one (1) dedicated Crew Manager. Any change of the dedicated Crew Manager shall be approved by the Principal.

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5	MANNING AGENCY FEES AND EXPENSES

5.1	REMUNERATION TO THE MANNING AGENT

The Principal shall, in respect of the agreed services under this Agreement, pay remuneration in USD to the Manning Agent being calculated as the documented costs plus a margin of 5%. The Manning Agent shall provide an annual budget for the approval of the Principal.

All payments shall be due and payable by the Principal within 15 days following receipt of an invoice from the Manning Agent.

If the Principal fails to pay at the agreed time, the Principal shall be entitled to claim interest of 3 months LIBOR + 3%.

5.2	REVIEW OF THE FEES

The manning agency fees referred to above are subject to review and adjustment by mutual agreement once a year not later than 1st September and with effect from the following 1st January. The first possible review will be for the year 2018.

5.3	THE FEES INCLUDES

Above-mentioned fees/salary cost include for the Manning Agent to cover:

•	All tasks included in the Scope of work and otherwise mentioned in the Agreement

•	Suitable offices, all office equipment, water, electricity, security etc.

•	Communication and photo copy equipment and costs

•	All other items which is normal according to industry standards

Unless any alternative instruction is given by the Manning Agent to the Principal, all payments made by the Principal to the Manning Agent covering fees and expenses as described in the foregoing paragraphs, shall be remitted to the Manning Agent’s Bank account as instructed by the Manning agent.

In the event that the Principal should require services outside the scope of this Manning Agreement, the manning agency fee shall be evaluated to cover these services.

5.4	Reimbursable expenses to the Manning Agent

The Principal undertakes to make a timely payment by the middle of the month through the Manning Agent’s designated account, to reimburse it for all expenses duly incurred in connection with the services contracted for.

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The Principal agrees to provide a revolving fund for the Manning Agent’s payments on behalf of the Principal. The size of such fund is to be mutually agreed.

5.5	Currency Gains or Losses

Currency gains or losses arising from vessel-related transactions shall be for the principal’s account. The Manning Agent shall absorb forex losses/income pertaining only to management fee paid by the Principal, unless the Principal cover this at cost.

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6	MANNING AGENT’S LIABILITIES

The Manning Agent shall endeavour to engage suitably qualified and experienced Seafarers in the best interest of the Principal.

The Manning Agent shall, however, be under no liability whatsoever to the Principal for any loss , damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the management services or unless same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Manning Agent or its employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expenses has resulted from the Manning Agent’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Manning Agent’s liability for each incident or series of incidents giving rise for a claim or claims shall never exceed a total of ten (10) times the management fee payable hereunder.

Notwithstanding anything that may appear to the contrary in this Agreement, the Manning Agent shall not be liable for any acts or omissions of the Seafarers, even if such acts or omissions are negligent, grossly negligent or wilful.

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7	PRINCIPAL LIABILITIES

7.1	P&I Coverage and Other Liabilities

The Principal undertakes to cover the Seafarers’ risks and personal injury/medical liabilities with a recognized P&I Club while the seafarers are under contract.

In addition, the Principal will be responsible for any and all liabilities, entitlements and compensations as set out in the respective employment contracts and/or CBA under which conditions the Seafarers are serving on board the Vessel, and those provided by pertinent legislation or regulations, whether existing at the time of execution of this Agreement or enacted thereafter, including but not limited to the Amended Migrant Workers Act particularly its compulsory insurance provisions, and relevant administrative issuances of the Department of Labor and Employment, POEA and other regulatory bodies.

7.2	Seafarers Salaries, Allotments and Benefits

The Principal shall be responsible to make payment on board through Master for the portion payable on board.

Manning Agent may terminate employment contracts of Seafarers on behalf of Principal. In case of the Termination of a Seafarer’s contract upon request of the Principal to the Manning Agent, the Principal shall cover the costs related to such termination in accordance with the relevant employment contract, POEA Regulations, the CBA and the Principal’s other instructions.

For the Seafarers who individually request for cash advance on board, funds shall be arranged directly by the Principal to the Master as and when requested by the Master to the extent acceptable to the Principal.

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8	DEFAULT AND ARBITRATION

8.1	DEFAULT

In the event of either Party falling in default of the conditions as mentioned within this agreement a period of 28 days will be allowed for the defaulting party to rectify the situation. This period will commence to run after receipt by the defaulting party of the written notice to cure from the innocent party.

After the 28 days period, the defaulting party may commence proceedings for Arbitration as explained in paragraph 8.2 within this Agreement to resolve any dispute which led to the original default.

8.2	ARBITRATION

8.2.1	Venue etc.

Subject to Clause 8.1, any dispute arising out of or connected with this Agreement which cannot be solved amicably by the Parties, including a dispute as to the validity or existence of this Agreement and/or this Clause 8.2 (Arbitration) (a “Dispute”), shall be referred to and finally resolved by arbitration in London in accordance with the English Law for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

The Tribunal shall consist of three (3) arbitrators, one to be appointed by each Party and the remaining one to be appointed in agreement by the other two (2) arbitrators. The language of the arbitration shall be English.

8.2.2	Nature of decision

The decision of the arbitrators shall be final, binding and enforceable upon the parties and judgement upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

8.2.3	Costs

Each side to the arbitration shall be responsible for its own legal fees and costs, but the arbitrators may apportion the costs of the arbitration (including legal costs and arbitrators’ fees) among the parties as they deem reasonable taking into account the circumstances of the case, the conduct of the parties during the arbitration and the overall result.

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8.2.4	Confidentiality in respect of arbitration

The parties to the arbitration and their employees and agents shall hold the substance and results of any negotiations or arbitration proceedings under this Clause 8.2 (Arbitration) in strict confidence, except to the limited extent necessary to comply with a court order, to enforce a final settlement agreement, to obtain and secure enforcement of or a judgement on the arbitrator’s decision and award, or as otherwise required by laws. All information and documents disclosed by any party to the arbitration shall remain private and confidential to the disclosing party, and may not be disclosed by any other party to the arbitration.

8.3	Governing law and submission to jurisdiction

8.3.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English Law.

8.3.2	Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of England to support and assist the arbitration process under Clause 8.2 (Arbitration), including if necessary the grant of interlocutory relief pending the outcome of that process.

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9	NOTICES

Any notice, which the Manning Agent may require to give to the Principal, shall be validly given if sent to the Principal’s Office.

Any notice, which the Principal may wish to give to the Manning Agent, shall be sent to the Manning Agent at their registered office in Manila.

Notices shall be given in writing by, registered mail or as attachment to an e-mail.

10	FORCE MAJEURE

Notwithstanding anything to the contrary contained in this Agreement , if either Party shall be rendered unable to carry out the whole or any part of its obligations under this Agreement for any reason beyond the control of such party including, but not limited to, acts of God, acts of governmental authorities, strikes (not local strikes) war riot and any other causes of such nature, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall so far as possible to be remedied with all reasonable despatch.

Either Party suffering any such inability shall promptly notify the other Party of the nature of such inability, the action (if any) being taken by such Party to remedy such inability and the date (if any) when such Party ceases to be under such inability.

11	NON-WAIVER OF BREACHES

No relaxation forbearance delay or indulgence by either Party in enforcing any of the terms and conditions of this Agreement shall prejudice affect or restrict the rights and powers of either Party hereunder, nor shall any waiver by either Party hereto of any breach of the terms and conditions of this Agreement operate as a waiver of any subsequent or any continuing breach.

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12	BUSINESS CoNDUCT

The Manning Agent and all its employees shall, at all times during the term of this Agreement, act in accordance with the Laws prevailing in Philippines and any applicable anti-corruption regulations, including but not limited to the United States Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act. The Manning Agent shall during the term of this Agreement be fully responsible for the behaviour of its employees and their observance of common, usual and honest commercial ethics.

The Manning Agent shall have and maintain in place throughout the term of this Agreement its own policies and procedures, including adequate procedures to ensure compliance with the Relevant Requirements and will enforce them where appropriate.

The Manning Agent shall promptly report to the Owners any request or demand for any undue financial or other advantage of any kind received by the Manning Agent in connection with the performance of this Agreement.

The Manning Agent shall make such filings and take such actions as may be required to qualify to do business under all applicable national and/or local rules of the Philippines and any other applicable laws and regulations in order to perform the Manning Agent’s obligations contemplated by this Agreement. The Manning Agent will indemnify the Principal for fines, penalties, expenses or restrictions that may arise due to the failure of the Manning Agent to comply herewith.

The Manning Agent confirms that it has read and understood the Principal’s Supplier Code of Conduct. The Supplier Code of Conduct is an integrated part of this Agreement. The Manning Agent will be given access, and agrees to follow, the from time to time valid Supplier Code of Conduct.

The Manning Agent further agrees and understands that any activities carried out by it during the term of this Agreement which is in breach of the Supplier Code of Conduct or any applicable anti-corruption regulation will constitute a breach of Manning Agent’s obligations under this clause whether or not these activities relate to the performance of Manning Agent’s obligations hereunder.

Upon performing its obligations under this Agreement, the Manning Agent warrants and represents that the Manning Agent shall not give any money or anything of value, directly or indirectly, through one or more intermediates or otherwise, to any official employee, government or any agency or subdivision thereof or any other employee of any business associate of Principal or the Principal’s clients, for the purpose of influencing any official act or decision of such official or employee or for the purpose of inducing such official or employee to use his influence to affect any act or decision of such government or business associate, to obtain, retain business or direct business to Principal or any business associate of Principal.

The Manning Agent shall immediately notify the Principal in writing if a foreign public official becomes an officer or employee of the Manning Agent or acquires a direct or indirect interest in the Manning Agent, and the Manning Agent warrants that it has no foreign public officials as officers, employees or direct or indirect owners at the date of this Agreement;

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Furthermore, the Manning Agent agrees and undertakes that it will notify the Principal promptly (in writing) if any official employee or any employee of any business associate of the Principal suggests or proposes to undertake any action (or omission) inconsistent with the business conduct of Manning Agent described above.

Any breach of the obligations representations, warranties, undertakings or confirmations of the Manning Agent under this clause shall be regarded as a material breach of the Agreement and upon such breach (i) the Principal shall, without prejudice to any of the Principal’s other rights and remedies hereunder or at law, be entitled to terminate the Agreement with immediate effect, and (ii) all outstanding payments to the Manning Agent under the Agreement shall be forfeited.

Violations of these conditions shall constitute grounds for the immediate cancellation of this Agreement.

13	RIGHTS OF AUDIT

The Principal has the right to carry out audits of any of the Manning Agent’s, and its’ sub-contractors, accounts, files, records, procedures as deemed necessary. Upon request from the Principal the Manning Agent agrees to facilitate such Audits.

The audit right includes to secure that the Manning Agent are in compliance with the Principal’s bribery and corruption policy, including local and international laws, rules and regulations to prevent corruption and bribery.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement in duplicate one for the Principal and one for the Manning Agent this 9th August 2016.

SIGNED on behalf of:

HOEGH LNG COLOMBIA SAS

Name: Øivind Staerk	Signed	/s/ Øivind Staerk
Passport number: —
Date of Issue: 08 Oct 2013
Date of Expiry: 08 Oct 2023
Place of issue: Oslo, Norway

SIGNED on behalf of:

HÖEGH FLEET SERVICES PHILIPPINES, INC.

Name: Dante Morada Elpedes	Signed:	/s/ Dante Morada Elpedes
President/General Manager

ACKNOWLEDGEMENT

BEFORE ME a Notary Public for and in _____ this day of Aug 09 2016_, personally appeared ______ with CTC/Passport No. ________ issued at ___ on ___ known to me and to me known to be the same person who executed the foregoing _____ consisting of _____ page/s, and acknowledged to me that the same is his/her free act and voluntary deed.

PHILIPPINE OVERSEAS EMPLOYMENT ADMINISTRATION PRE-EMPLOYMENT SERVICES OFFICE SIGNED IN THE PRESENCE OF /s Yolanda E. Paragua
YOLANDA E. PARAGUA DIRECTOR II SEABASED EMPLOYMENT ACCREDITATION AND PROCESSING CENTER

/s/ Socorro Marciel N. Nepomuceno
DOC. NO. 370 PAGE NO. 75 BOOK NO. 110 SERIES OF 2016

ATTY. socorro maricel n. nepomuceno

Notary Public for and in Quezon City, Metro Manila

NP No. 102 until December 31, 2017

Roll No. 50756; MCLE No. V-0017325; 03-30-2016

PTR No. 2148098; 01-04-2016/Quezon City

IBP No. 1012545 for 2016 & 2017; Quezon City

3F Vargas Bldg. #103 Kalayaan Ave. Dil. QC

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SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

I, Øivind Staerk, of legal age, Norwegian, married, with office address at Drammensveien 134, 0277, Oslo, Norway, in my capacity as Head of Maritime Personnel and with a Power of Attorney from HOEGH LNG COLOMBIA SAS, Colombia, whose registered office is at Av Calle 82 # 10 - 62 Piso 5, Bogota, D.C., Colombia.

do hereby appoint, name and constitute

HÖEGH FLEET SERVICES PHILS. INC. (“HFSP”) represented in this act by Dante Morada Elpedes, likewise of legal age, Filipino, married, President/General Manager, with, office address at 7th Floor, V-Corporate Centre 125 L.P. Leviste St., Salcedo Village, Makati City 1227, Philippines as our true and legal representative to act for and in our name and stead and to perform the following acts:

•	To represent our company before any and all government and private offices/agencies in the Philippines.

•	To enter into any and all contracts with any person, corporation, institution or entity in a joint venture or as partner in the recruitment hiring and placement of Filipino contract workers for overseas employment;

•	To sign, authenticate and deliver all documents necessary to complete any transaction related to such recruitment and hiring, including making the necessary steps to facilitate the departure of the recruited workers;

•	To bring suit, defend and enter into compromises in my name and stead in litigations brought for or against us (or our company) in all matters involving the employment of Filipino contract workers for myself (our company) with power to verify pleadings and execute a Certificate Against Forum Shopping;

•	To assume jointly and severally with the undersigned (our company) any liability that may arise in connection with the workers’ recruitment and/or implementation of the employment contract and other terms and conditions of the appointment as defined and spelled out in the attached agreement which we have previously executed.

HEREBY GRANTING unto my said representative full power and authority to execute or perform whatsoever requisite or proper to be done in about the premises as fully to all intents and purposes as I might or could lawfully do if personally, present.

ACKNOWLEDGEMENT

BEFORE ME a Notary Public for and in _____ this day of Aug 09 2016_, personally appeared ______ with CTC/Passport No. ________ issued at ___ on ___ known to me and to me known to be the same person who executed the foregoing _____ consisting of _____ page/s, and acknowledged to me that the same is his/her free act and voluntary deed.

HÖEGH LNG COLOMBIA SAS /s/ Øivind Staerk
Øivind Staerk Attorney-in-fact Passport: — Issued: 8 Oct 2013

As representative of Höegh Fleet Services Phils., Inc. /s/ Dante Morada Elpedes	PHILIPPINE OVERSEAS EMPLOYMENT ADMINISTRATION PRE-EMPLOYMENT SERVICES OFFICE SIGNED IN THE PRESENCE OF /s Yolanda E. Paragua
Dante Morada Elpedes President/General Manager	YOLANDA E. PARAGUA DIRECTOR II SEABASED EMPLOYMENT ACCREDITATION AND PROCESSING CENTER

/s/ Socorro Marciel N. Nepomuceno
DOC. NO. 370 PAGE NO. 76 BOOK NO. 110 SERIES OF 2016

ATTY. socorro maricel n. nepomuceno

Notary Public for and in Quezon City, Metro Manila

NP No. 102 until December 31, 2017

Roll No. 50756; MCLE No. V-0017325; 03-30-2016

PTR No. 2148098; 01-04-2016/Quezon City

IBP No. 1012545 for 2016 & 2017; Quezon City

3F Vargas Bldg. #103 Kalayaan Ave. Dil. QC

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